August 6, 2007

Dear Mr. Robinson,

Please accept this letter of resignation from my position here at Cyber Defense Systems effective today August 6, 2007. I have enjoyed working at Cyber Defense Systems over the past few years. I wish everyone here good luck in the future.

Sincerely

\s\ James Alman
James Alman